Exhibit 4.2
FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
Reference is made to that certain Revolving Credit Agreement dated February 11, 2011 (the “Credit Agreement”) among Noble Corporation (“Company”), Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender, the Issuing Banks a party thereto, and the Lenders party thereto. Capitalized terms which are defined in the Credit Agreement and which are used herein shall have the meanings given them in the Credit Agreement.
Company, Administrative Agent and Lenders desire to amend Section 7.1(k) of the Credit Agreement, and in consideration of the premises and the mutual covenants and agreements contained herein and in the Credit Agreement, in consideration of the Loans which may hereafter be made by Lenders to Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby amend:
(i)
the reference to “either the NDC Guaranty or the Company Guaranty” in Section 7.1(k) of the Original Agreement to refer instead to “any of the NDC Guaranty, the Subsidiary Guaranty Agreement dated February 11, 2011 by NHIL, or the Company Guaranty”, and

(ii)	the references to “NDC or the Company” in such Section 7.1(k) to refer instead to “NDC, NHIL or the Company”.
The Credit Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Credit Document shall be deemed to be a reference to the Credit Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Agreement or any other Credit Document nor constitute a waiver of any provision of the Agreement or any other Credit Document.
This Amendment is a Credit Document, and all provisions in the Credit Agreement pertaining to Credit Documents apply hereto and thereto. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment may be validly executed by facsimile or other electronic transmission.
THIS AMENDMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.
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IN WITNESS WHEREOF, this Amendment is executed and effective as of March 11, 2011.

NOBLE CORPORATION, a Cayman Islands exempted company limited by shares, as Borrower
By:	/s/ Alan R. Hay
	Name:	Alan R. Hay
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender
By:	/s/ Sarah Sandercock
	Name:	Sarah Sandercock
	Title:	Director

BARCLAYS BANK PLC, Lender
By:	/s/ May Huang
	Name:	May Huang
	Title:	Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, Lender
By:	/s/ John Robinson
	Name:	John Robinson
	Title:	Managing Director

CONSENT AND AGREEMENT
Each undersigned Guarantor hereby (i) consents to the provisions of this Amendment and the transactions contemplated herein, (ii) ratifies and confirms its Guaranty of the Obligations, (iii) agrees that all of its respective obligations and covenants under such Guaranty shall remain unimpaired by the execution and delivery of this Amendment, and (iv) agrees that such Guaranty shall remain in full force and effect.

NOBLE DRILLING CORPORATION
By:	/s/ Dennis J. Lubojacky
Dennis J. Lubojacky, President

NOBLE HOLDING INTERNATIONAL LIMITED
By:	/s/ Alan R. Hay
Alan R. Hay, Director